Exhibit 99.1

Contact: Mark J. grescovich, President & CEO Lloyd W. Baker, CFO (509) 527-3636 News Release

Banner Corporation Announces Lifting of Memorandum of Understanding

Walla Walla, WA – April 13, 2012 - Banner Corporation (NASDAQ GSM: BANR), the parent company of Banner Bank and Islanders Bank, today announced the termination of the Memorandum of Understanding (MOU) dated March 29, 2010 by and between Banner Corporation and the Federal Reserve Bank of San Francisco, effective April 10, 2012.  This action follows the termination of the MOU dated March 23, 2010 by and between Banner Bank and the FDIC and Washington State Department of Financial Institutions, Division of Banks, effective March 19, 2012.

“We are pleased that all of our regulators have acknowledged the significant improvement in the financial condition and operating results of the Company and the Bank over the last two years, including our return to profitability for the year ended December 31, 2011,” said Mark J. Grescovich, President and Chief Executive Officer of both Banner Corporation and Banner Bank.  “I would like to thank the entire Banner team for the dedication and commitment that have attained this important milestone.  With a solid capital foundation, we are well positioned to grow our institution and focus on sustainable profitability as we continue to execute on our strategies and priorities to strengthen our franchise.”

Quarterly Earnings Release and Conference Call

Banner will report first quarter 2012 results after the market closes on Monday, April 23, 2012.  Management will host a conference call on Tuesday, April 24, 2012, at 8:00 a.m. PDT, to discuss the results.  The conference call can be accessed live by telephone at (480) 629-9692 to participate in the call.  To listen to the call online, go to the Company’s website at www.bannerbank.com.  A replay will be available for a week at (303) 590-3030, using access code 4527868.

About the Company

Banner Corporation is a $4.30 billion bank holding company operating two commercial banks in Washington, Oregon and Idaho.  Banner serves the Pacific Northwest region with a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans.  Visit Banner Bank on the Web at www.bannerbank.com.

This press release contains statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, and actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, those identified in our risk factors contained in Banner Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.  Such forward-looking statements speak only as of the date of this release. Banner Corporation expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Company’s expectations of results or any change in events.